Exhibit 3.1

DEED OF INCORPORATION OF THE CORPORATION

Named “SANTA ANA GLOBAL ENTERPRISES, S.A.”

NUMBER: ONE THOUSAND TWO HUNDRED FIFTY-FOUR

In Madrid, on the twenty-second of March, two thousand twenty-four.

Before me, FRANCISCO JAVIER GARDEAZABAL DEL RÍO, Notary of the Illustrious College of Madrid, with residence in the Capital,

APPEAR:

MR. GREGORIO ESTEBAN MARTÍNEZ, of legal age, [***]      , born on [***]      , of Spanish nationality, [***]      , with an address for these purposes at [***]      , and with a notification address in Spain, [***]      , holding D.N.I. number [***]       .

MR. JAIME GARBISU MIÑÓN, of legal age, [***]     , born on [***]      , of Spanish nationality, [***]      , with an address for these purposes in [***]      , holding D.N.I. number [***]     .

MR. JOSÉ ANTONIO FERNÁNDEZ GALLAR, of legal age, [***]     , born on [***]      , of Spanish nationality, [***]     , with an address for these purposes in [***]      , holding D.N.I. number [***]      .

THEY ACT AS FOLLOWS:

1.	MR. GREGORIO ESTEBAN MARTÍNEZ acts in his own name and right, and also as the representative of the Luxembourgish entity “GEM CAPITAL Luxembourg Sàrl”, incorporated indefinitely on April 8, 2021, and currently active in accordance with the laws of Luxembourg, domiciled at Luxembourg, CP 1471, route d’Esch street, number 270, and registered in the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés), under number B254209, as evidenced by the extract from the Luxembourg Trade and Companies Register dated March 5, 2024, issued by this public body, which includes all the details mentioned above, duly authenticated with the Apostille of The Hague Convention of October 5, 1961.

Provided with N.I.F. in Spain number N0293381J.

I, the Notary, hereby confirm that I have conducted a check on the NIF of the company through the electronic means enabled for such purposes on the notarial platform SIGNO.

The company’s main corporate purpose is the acquisition and, where appropriate, the transfer of shares, in Luxembourg and abroad, in all types of companies and businesses and the management of such shares.

He exercises the power, which, as he states, has been granted to him by the entity under the deed executed before me on March 18, 2024, with protocol number 1133, a certified copy of which is shown to me, examined, and returned, having in my judgment sufficient powers to grant this deed of incorporation of the corporation.

He asserts that the company he represents exists, that its legal personality has not changed, and that his representative powers are fully in effect. He likewise assures me of the legal continuity of his represented entity and that there has been no change in its corporate purpose or registered office from those stated here.

COMPLIANCE WITH LAW 10/2010. I, the Notary, expressly confirm that I have fulfilled the obligation of identifying the beneficial owner as required by Law 10/2010, of April 28, through a query to the real ownership database of the Integrated Notarial Management System (Signo), with no results appearing, this information being recorded in the act authorized by me, on March 18, 2024, under protocol number 1135.

2) MR. JAIME GARBISU MIÑÓN appears in his own name and right, and also as the representative of the Spanish entity “ÚBEDA CONSEJEROS, S.L.” (Sole Proprietorship), incorporated indefinitely on July 12, 2012, before the Notary of Madrid Mr. Luis A. Garay Cuadros, under protocol number 2,271; domiciled in Madrid, Avenida del Tajo, number 86, and registered in the Madrid Mercantile Registry, Volume 29,917, Folio 146, Sheet M-53844, Entry 1; provided with N.I.F. number B86501756.

I, the Notary, hereby confirm that I have conducted a check on the N.I.F. of the company through the electronic means enabled for such purposes on the notarial platform SIGNO.

The company’s main corporate purpose is the provision of economic, administrative, commercial, and industrial advisory services to third parties and the preparation of projects and studies to foster new business activities.

He exercises the power, which, as he states, has been granted to him by the entity under the deed executed before me on March 20, March 20, 2024, under protocol number 1167, a certified copy of which is shown to me, examined, and returned, having in my judgment sufficient powers to grant this deed of incorporation of the corporation.

He asserts that the company he represents exists, that its legal personality has not changed, and that his representative powers are fully in effect.

COMPLIANCE WITH LAW 10/2010. I, the Notary, expressly confirm that I have fulfilled the obligation of identifying the beneficial owner as required by Law 10/2010, of April 28, as recorded in the notarized act by the Madrid Notary Mr. Pedro Gil Bonmatí on January 22, 2015, under protocol number 119, an authorized copy of which has been shown and consulted by me, the Notary. The real ownership database shows that the information provided matches that given by the representative.

3) MR. JOSÉ ANTONIO FERNÁNDEZ GALLAR appears in his own name and right, and also as the representative of the Spanish entity “ABUBILLA-4, S.L.”, domiciled at Calle Francisco Campos, number 22, ground floor, 28002 Madrid, incorporated for an indefinite period through a deed executed before the Notary of Madrid Mr. Jaime Recarte Casanova, on June 4, 2010, under protocol number 1,830.

Registered in the Madrid Mercantile Registry, in Volume 27833, Folio 200, Section 8, Sheet number M-502562, and provided with N.I.F. number B85977072.

I, the Notary, hereby confirm that I have conducted a check on the N.I.F. of the company through the electronic means enabled for such purposes on the notarial platform SIGNO.

COMPLIANCE WITH LAW 10/2010. I, the Notary, expressly confirm that I have fulfilled the obligation of identifying the beneficial owner as required by Law 10/2010, of April 28, as recorded in the notarized act by the Notary of Madrid Mrs. María Eugenia Reviriego Picón, on March 19, 2024, under protocol number 624, a certified copy of which has been shown and consulted by me, the Notary. The real ownership database shows that the information provided matches that given by the representative.

In my judgment, the participants, as they appear, have the capacity and authorization necessary to grant the present DEED OF INCORPORATION OF A CORPORATION and, to this effect:

STATE:

I. That the participants, as they appear, have decided to incorporate a corporation of Spanish nationality by means of this deed in accordance with the following,

CLAUSES:

FIRST. That the participants, as they appear, HEREBY INCORPORATE in this act a corporation with the name “SANTA ANA GLOBAL ENTERPRISES, CORPORATION which will be governed by the provisions of the Capital Companies Law (Royal Legislative Decree 1/2010 of July 2) and other applicable regulations, as well as by the Bylaws that are delivered to me and attached to this document, consisting of 25 pages of standard paper, read as they affirm.

This Corporation will have its domicile at 28001 Madrid, Calle Velázquez, number 59, 2nd floor left, with cadastral reference number 2057903VK4725E0011IE, with an indefinite duration and will begin operations today.

NATIONAL CLASSIFICATION OF ECONOMIC ACTIVITIES CODE.

It is declared that the code corresponding to the main activity of those that make up its corporate purpose, as specified in the relevant article, and referring to the National Classification of Economic Activities is: 70.10, REQUESTING the Registrar of Companies to record it in the registration of this document.

SECOND.

The share capital is set at SIXTY-ONE THOUSAND EIGHT HUNDRED EUROS (€61,800), divided into ONE MILLION THIRTY THOUSAND (1,030,000) SHARES with a nominal value of SIX CENTS (€0.06) each, numbered consecutively from 1 to 1,030,000, both inclusive, which are fully subscribed in this act and paid by the founding shareholders at twenty-five percent (25%) of the nominal value of each of the shares, or, in other words, an amount of FIFTEEN THOUSAND FOUR HUNDRED FIFTY EUROS (€15,450.00).

PAYMENT: The remaining payment of the shares, that is, seventy-five percent (75%), will be made in cash and via bank transfer within a maximum period of five years from the date of granting this deed.

The subscription of the share capital by the founding shareholders will be carried out as follows:

1.	“GEM CAPITAL Luxembourg Sàrl” pays in this act a total of TWELVE THOUSAND EIGHT HUNDRED TWENTY-THREE EUROS AND FIFTY CENTS (€12,823.50), and, in payment of its contribution, is allocated 854,900 shares, numbered 1 to 854,900, both inclusive.

The outstanding payment of the aforementioned entity is set at THIRTY-EIGHT THOUSAND FOUR HUNDRED SEVENTY EUROS AND FIFTY CENTS (€38,470.50), which will be paid as indicated.

2.	“UBEDA CONSULTORES, S.L.” pays in this act a total of THREE HUNDRED NINE EUROS (€309.00), and in payment of its contribution, is allocated 20,600 shares, numbered 854,901 to 875,500, both inclusive. The outstanding payment of the aforementioned entity is set at NINE HUNDRED TWENTY-SEVEN EUROS (€927.00), which will be paid as indicated.

3.	MR. JAIME GARBISU MIÑÓN pays in this act a total of SEVEN HUNDRED SEVENTY-TWO EUROS AND FIFTY CENTS (€772.50), and, in payment of his contribution, is allocated 51,500 shares, numbered 875,501 to 927,000, both inclusive. The outstanding payment of the aforementioned entity is set at TWO THOUSAND THREE HUNDRED SEVENTEEN EUROS AND FIFTY CENTS (€2,317.50), which will be paid as indicated.

4.	“ABUBILLA-4, S.L.” pays in this act a total of ONE THOUSAND FIVE HUNDRED FORTY-FIVE EUROS (€1,545.00), and, in payment of its contribution, is allocated 103,000 shares, numbered 927,001 to 1,030,000, both inclusive. The outstanding payment of the aforementioned entity is set at FOUR THOUSAND SIX HUNDRED THIRTY-FIVE EUROS (€4,635.00), which will be paid as indicated.

JUSTIFICATION OF THE CONTRIBUTION. To certify the effectiveness of the payment made, they deliver to me participants, a bank certificate proving the deposit of the corresponding amount in an account opened in the name of the company. The mentioned certification is attached to this document.

THIRD. The founding shareholders DECIDE:

A) To determine that the Company will initially be managed by TWO JOINT ADMINISTRATORS and appoint for these positions, for the statutory period, the entity “ABUBILLA-4, S.L.”, designating as the individual representative of this entity Mr. José Antonio Fernández Gallar, as well as the entity “GEM CAPITAL Luxembourg Sàrl”, designating as the individual representative of this entity Mr. Gregorio Esteban Martínez. The details of all designated individuals are listed in the appearance, and they are appointed and assigned the legally corresponding powers, allowing them to exercise each of the stated entities’ role jointly.

The appointed individuals, acting as their respective designated representatives, confirm that they are not incurring any legal prohibitions, incapacity, or incompatibility for their roles as established by the Law, Law 3/2015, of March 30, regulating the exercise of high office in the General Administration of the State and Law 14/1995 of April 21 on incompatibilities for High Offices of the Autonomous Community of Madrid, of which I hereby inform them.

They also declare that they are not subject to any of the prohibitions referred to in Article 213 of the Capital Companies Law.

Persons affected by incompatibility, as stated in Law 3/2015 of March 30, Law 14/1995, of April 21, of the Community of Madrid, and any other applicable provision, may not hold or exercise positions in this company without holding shares exceeding ten percent.

The Administration Body is granted, for the phase prior to the registration of the Company, all powers that correspond to it in accordance with these bylaws and legal norms.

FOURTH. Negative certification from the Central Mercantile Registry (Name Section) certifying that no other company with the given name exists, which is attached to this document.

FIFTH.Partial Registration: The registration of this document is requested, including partial registration, in accordance with Article 63 of the Mercantile Registry

Regulations.

SIXTH. The costs of incorporating the Company, including the tax fee, are estimated at approximately amount of TWO THOUSAND EUROS (€2,000.00).

SEVENTH. POWER OF ATTORNEY

The participants expressly grant power of attorney to Ms. Isabel Cano Galant, of legal age, Spanish nationality, [***]      , [***]      , domiciled in [***]      , and holding D.N.I. number [***]     , so that she may issue as many public or private documents as necessary, intended to correct, complete, clarify, or modify this deed and its bylaws, until full registration is achieved in the corresponding public Registries.

EIGHTH. APPLICATION FOR THE NIF

Once this deed has been granted, I will request, via electronic means to the A.E.A.T., the provisional Tax Identification Number assigned to the newly constituted company, attaching to this document the certificate issued by the A.E.A.T.

I inform the participants that this service does not imply any change in the obligations regarding the completion of the remaining steps to obtain the definitive N.I.F.

NINTH. INFORMATION ON LAW 14/2013, OF SEPTEMBER 27, IN SUPPORT OF ENTREPRENEURS AND THEIR INTERNATIONALIZATION: The interested party waives the processing of the company’s incorporation through the use of the Single Electronic Document (DUE) and the electronic processing system of the Information Center and Network of Business Creation (CIRCE) established in the aforementioned Law; and declares that the necessary steps to start the company will be carried out by themselves, they affirm, either personally or through a legal advisor, although they require me to request the NIF by electronic means, exempting me as Notary from the electronic filing of this deed in the Madrid Mercantile Registry.

I inform them of the need to complete form D1A for the declaration of investment by non-residents and to send it to me, the Notary, through the AFORIX platform; in the absence of such a declaration, I expressly inform them, as they appear, of the obligation of the non-resident holder to present the declaration within the period provided, as well as the penalty regime established in Articles 8 to 12 of Law 19/2023 of July 4, on the Legal Regime of Capital Movements and Economic Transactions with Foreign Countries.

PROTECTION OF PERSONAL DATA: The personal data of the appearing party will be processed by the authorizing Notary, whose contact details are stated in this document. They are classified as data of distinct legal determination, given that they are related to the responsibilities of the parties informed in advance of all the provisions in Article 14 of the General Data Protection Regulation. The purpose of the processing is to carry out the activities related to the notarial public function, from which the existence of automated decisions may derive, authorized by Law, carried out by the competent Public Administrations, including profiling for the prevention and investigation in the area of anti-money laundering and the financing of terrorism. Likewise, the data will be processed by the Notary for billing and client management. For the indicated purposes, communications of the data provided for in the Law and to the competent Public Administrations will be made. The data will be kept for the periods provided in the applicable regulations and, in any case, as long as the relationship with the interested party is maintained. The appearing parties have the right to request access to their personal data, its rectification, deletion, portability, and limitation of its processing, as well as to oppose it. In the event of any eventual violation of rights, a claim may be filed with the Spanish Data Protection Agency, whose contact details are accessible at www.aepd.es.

===== GRANTING AND AUTHORIZATION =====

Thus states and grants the appearing party to whom, word for word, I communicate the legal reservations and warnings, especially those of a fiscal nature, as well as the obligation to register this deed in the Mercantile Registry within two months from today, and the responsibilities derived from its non-compliance, waiving the practice of presentation entry by telematic or fax means, REQUESTING partial registration for registry purposes and for tax purposes the application of the exemption contained in Article 45 I B, number 11 of the Royal Legislative Decree 1/1993 of September 24, according to the wording given to said section by Article 3 of ROYAL DECREE-LAW 13/2010 of December 3 (Official State Gazette of the same day). I allow, at your choice, the reading of this deed and the attached bylaws. Acknowledged, as stated, she approves and signs it, based on the reading that I have conducted and my verbal explanations.

I, the Notary, CERTIFY: that I have identified the appearing party through the presentation of her officially recognized identity document; that, after the reading, the appearing party has stated having been duly informed of the content of this public instrument and has freely agreed to its execution in full understanding; that this document adheres to legality and to the will duly informed of the grantor; and that all contained in this instrument, extended on nine pages of exclusive paper for notarial documents, all from the same series and numbered sequentially with the present and following ones in correlative order.

The signature of the appearing party is here. Signed: Francisco Javier Gardeazabal del Río.- Signed and sealed.

CERTIFICATION. I, the undersigned Notary, extend it to certify that I have requested, received, and printed through the Integrated Notarial Management System, the Provisional NIF of the incorporated Company, which I attach to this document.

As of today’s date, through this certification, I incorporate this documentation received into this document. And I, the Notary, certify the full content of this certification, which I leave extended on the last page of exclusive paper for notarial documents from the present series, which I sign, stamp, rubricate, and seal, in Madrid, on the twenty-second of March of two thousand twenty-four.

Signed: Francisco Javier Gardeazabal del Río.- Signed and sealed.

INCORPORATION CERTIFICATION AND VERIFICATION OF THE INSTRUMENT No. 1254/24

On today’s date, April 2, 2024, I hereby certify that I have fully incorporated this document into the electronic protocol and verified its concordance with the paper protocol, with which I declare this certification completed, which I write on the same day of its review and content verification, as well as leaving it extended on the present and only sheet of notarial stamped paper, I CERTIFY.

Signed; signed: FRANCISCO JAVIER GARDEAZABAL DEL RÍO.; signed and sealed.

DEPOSIT CERTIFICATION OF INSTRUMENT No. 1254/24

On today’s date, April 2, 2024, I deposit with qualified electronic signature this document in the electronic headquarters of the General Council of Notaries, which returns to me the hash 0BCCB1E884C41EA7ED74F3B335408303 corresponding to the document and the hash 1E4342C65909FD3FB28FB4919A083D4E corresponding to the attachments, with which I declare this certification completed, which I write on the same day of its review and content verification, as well as leaving it extended on the present and only sheet of notarial stamped paper, I CERTIFY.

Signed; signed: FRANCISCO JAVIER GARDEAZABAL DEL RÍO.; signed and sealed.

——————DOCUMENTS ATTACHED FOLLOW——————

BYLAWS OF THE COMMERCIAL COMPANY

“SANTA ANA GLOBAL ENTERPRISES, SOCIEDAD ANÓNIMA”

TITLE I

NAME, DURATION, DOMICILE, AND PURPOSE

Article 1.- Name.

The company is named “SANTA ANA GLOBAL ENTERPRISES, S.A.” (the “Company”).

This capital company of a mercantile nature adopts the corporate form of a Public Limited Company, governed by the provisions in its founding contract, these bylaws, and, where not provided, by the Capital Companies Law and other legislation applicable to public limited companies.

Article 2.- Purpose.

1.- The Company has the following purpose:

●	The provision of legal, economic, administrative, commercial, and industrial advisory services; as well as holding, acquisition, disposal, and trading activities of securities, shares, and equity interests in all types of companies.

●	The management, administration, and oversight of the companies in which it holds an interest.

●	The acquisition, ownership, enjoyment, and leasing, whether for its own management, leasing, or sale, of real estate, whether residential, industrial, commercial, or office space, as well as industrial and intellectual property and other movable assets.

●	The acquisition, administration, and exploitation of all types of real estate, lands, constructions, premises, housing, garages, and, in general, all real estate properties and assets.

●	The development of studies, projects, promotions, and renovations of all types of urban and rural real estate, whether on its own behalf or for third parties, including for collaborators or contractors.

2.- Main CNAE activity: 70.10 Activities of company headquarters.

3.- The company may develop all or part of its stated activities, either directly or indirectly through the participation in other companies or entities, as well as in joint ventures, subject to current legislation and the rules established by the Institutions and Official Bodies. Investment Services Companies, and those reserved for Law 2/2007, of March 15, for professional companies.

4.- With respect to activities included in the corporate purpose that require professional qualification, they may be carried out either by means of a professional company, with the acts executed by professional persons duly qualified in accordance with the company’s name, or through the use of media, communication, or advertising that serves as a connection between the client and the professional who carries out the linked activity for the company or any other.

5.- The activities included in the corporate purpose may be carried out by the company in whole or in part through indirect means, by holding shares or stakes in other entities with an identical or analogous purpose, or in collaboration with third parties.

Article 3.- Domicile.

The Company has Spanish nationality, and its domicile is set at Calle Velázquez, number 59, 2nd left, Madrid, 28001.

By agreement of the Administrative Body, the corporate domicile may be transferred within the national territory, as well as creating, transferring, or closing branches, offices, or delegations, both in national territory and abroad, when the development of the company’s business activity makes it necessary or convenient.

Article 4.- Duration.

The duration of the Company is indefinite and will commence its operations on the date it attains legal personality through registration, without prejudice to the legal obligations provided for by the acts or contracts executed on behalf of the Company in advance of its registration in the Mercantile Registry.

Article 5.- Website, publications on the website, and communications by electronic means.

1.- The Company will maintain a corporate website for information to shareholders and investors, in which, at minimum, the documents and information required by law will be published.

2.- All shareholders and members of the Administrative Body, at the time of joining said body, accept the use of electronic means for receiving information. Shareholders may make their requests via electronic means and are obligated to notify the Company of any changes to their email addresses or mobile phone numbers. The Company may send information through electronic means to the shareholders and members of the Administrative Body at the email addresses or mobile numbers provided.

3.- Modification, transfer, or deletion of the website on which the competence of the Administrative Body, and it will be noted in the open registry of the Company in the corresponding Mercantile Registry and published in the “Official State Gazette of the Mercantile Registry,” as well as on the website itself, indicating the agreed modification, transfer, or deletion during the thirty days following the insertion of the agreement.

4.- The creation of the corporate website will be agreed upon by the general meeting of the company. In the meeting announcement, the creation of the website must be clearly expressed in the agenda of the meeting.

5.- The Administrative Body may create, within the corporate website, private areas for the various corporate bodies that may exist, particularly a private shareholder area and a private area for the Administrative Body, with the purpose and in accordance with the provisions of these Bylaws and Article 11 bis of the Capital Companies Law.

These private areas will be visible on the website, but accessible only to its users through an identification system consisting of an email address, a password, and/or an access key. In accordance with the cited article, the Company will provide devices to certify the exact date of receipt, as well as the content of the messages exchanged through these areas.

6.- The creation of the private areas for the Administrative Body will be communicated via email to its users, providing them with a password and/or an access key, which may be modified by them.

7.- The private shareholder area may be used as a means of communication, on the one hand, by the Administrative Body, and on the other, by the Administrative Body to the shareholders, for all of their corporate relations and especially for the purposes established in these Bylaws.

8.- The private area of the Administrative Body may be used as a means of communication with its members for all corporate relations and especially for the purposes established in these Bylaws.

9.- The unique system of identification for each shareholder and member of the Administrative Body grants them access to the private area and provides evidence of the effects produced in their relationships with the Company and other members through this private area. By using these areas, the publications or communications carried out on the website shall be binding on the shareholders and members of the Administrative Body, replacing all other personal communications made via email or other means.

10.- Any communication to be made to the Company will be addressed to the

11.- In accordance with current data protection regulations, the personal data of shareholders, administrators, and members of the Administrative Body will be incorporated into the corresponding automated files managed or authorized by the Company for the purpose of managing obligations and rights inherent to their status, including administration, in this case, via the corporate website, according to the provisions of the Law and these Bylaws, being able to exercise their rights from their domicile by using means that allow verification of their identity. The data will be kept for as long as the relationship and possible enforceability of responsibilities with the Company last.

TITLE II

SHARE CAPITAL AND SHARES

Article 6.- Share capital.

The share capital amounts to SIXTY-ONE THOUSAND EIGHT HUNDRED EUROS (€61,800), which is fully subscribed and paid up to one-fourth of the nominal value of each of the shares at the time of granting the deed of incorporation of the Company.

The share capital is divided and represented by 1,030,000 shares, each with a nominal value of €0.06, which are equal, indivisible, and cumulative. For proper identification, they are numbered consecutively from 1 to 1,030,000, both inclusive.

All shares belong to the same class and series, and they grant their holder the same rights and obligations. Ownership of the share grants the holder the status of shareholder and implies acceptance of full compliance with the provisions of these Bylaws and validly adopted agreements by the governing bodies of the Company, enabling the holder to exercise the rights inherent to their position, in accordance with the Bylaws and the Law.

Article 7.- Capital increases.

The General Meeting may delegate to the Administrative Body the power to increase the share capital, in the amount, at the times, and under the conditions it deems appropriate, up to the legally established maximum limit. This power will remain valid at the time of authorization and, subject to prior consultation with the General Meeting, can be exercised by issuing new shares with cash contributions within the deadline set by the General Meeting or within the maximum period allowed by Article 297 of the revised text of the Capital Companies Law.

As a general rule, unless the resolution for a potential capital increase and share issuance adopted by the General Meeting has established otherwise, the Administrative Body is empowered to determine the manner and dates on which the corresponding payments must be made when there are unpaid dividends and these must be paid in cash, respecting in all cases the maximum period of five (5) years.

The method and deadline for the payment agreed upon by the Administrative Body will be announced in the Official Gazette of the Mercantile Registry.

Article 8.- Representation of shares

The shares are represented by book entries and acquire their status as such through registration in the corresponding accounting record.

The responsibility for maintaining this record lies with an entity designated by the company, selected from those that meet the requirements established by current legislation. This entity must inform the company about operations related to the shares. Additionally, the Administrative Body will be responsible for designating the entity in charge of maintaining this record.

The legitimacy for exercising shareholder rights, including, where applicable, transfer rights, is obtained by registration in the accounting record. This registration presumes legitimate ownership and enables the holder to demand that the company recognizes them as a shareholder. This legitimacy can be accredited by exhibiting the certificates issued by the entity in charge of the accounting records.

In situations where the company provides any benefit to the legitimate holder, released from any obligation, even if the registered owner is not the actual owner of the share, the company is exempt from liability unless bad faith or gross negligence is proven.

If the person who appears legitimate in the accounting records loses such status by law or otherwise, the company may require return of dividends or other distributions made to them, and the shares themselves may be subject to seizure.

Article 9.- Co-ownership, usufruct, and pledging of shares

The co-ownership, usufruct, and pledging of shares will be governed by the provisions of applicable regulations at all times.

In cases of co-ownership of shares, co-owners must designate a single person to exercise shareholder rights. The co-owners are jointly and severally liable to the company for any obligations arising from the status of shareholder.

In the case of usufruct of shares, the status of shareholder resides with the bare owner, but the usufructuary will, in any case, have the right to the dividends declared by the Company during the usufruct. The usufructuary is obligated to provide the bare owner.

owner with the exercise of their rights. In the relationship between the usufructuary and the bare owner, the rules of the constitutive title of the usufruct shall apply, or in its absence, the provisions of the Capital Companies Law and, subsidiarily, the Civil Code (or, where applicable, the relevant legislation).

In the case of a pledge of shares, the rights of the shareholder belong to the pledgor unless otherwise agreed. The pledgee is obliged to facilitate the exercise of these rights. If the pledgor fails to meet payment obligations, the pledgee may enforce the pledge.

Article 10.- Attachment of shares

In cases of share attachment, the provisions of the previous article shall apply as long as they are compatible with the specific regime of attachment.

Article 11.- Transfer of shares

Shares and the economic rights derived from them, including the right of preemptive subscription and free allocation, are freely transferable by all legal means. Shares may not be transferred until the registration of the corresponding capital increase agreement in the Mercantile Registry.

However, if the Company’s shares are listed on BME Growth, a person wishing to acquire a shareholding that would allow them to hold a percentage equal to or greater than fifty percent (50%) of the share capital must offer to purchase, on the same terms and conditions, the entire shareholding to all shareholders of the Company.

Additionally, in the case of a sale to a third party, an offer must be made to all shareholders under the same terms and conditions, allowing shareholders with competing rights a reasonable time to decide whether to acquire a shareholding equal to or greater than fifty percent (50%) of the share capital. Only if they do not exercise this right may the potential acquirer proceed with the acquisition.

Article 12.- Communication of significant shareholdings and shareholder agreements

Any shareholder who directly or indirectly holds shares of the Company in an amount equal to or greater than five percent (5%) of the share capital (for the purposes of this article, the “Significant Shareholder” and the “Significant Participation”), or acquires shares that, combined with those they already own, result in a Significant Participation in the share capital of the Company, must report these circumstances to the

Administrative Body.

Likewise, any shareholder who has reached this Significant Participation in the share capital of the Company must inform the Administrative Body of any acquisition or transfer of shares, by any title, that results in their direct or indirect participation reaching or exceeding five percent (5%) of the share capital or its successive multiples.

The communications must be made to the Administrative Body or the person designated by the Company for this purpose (or to the secretary of the Administrative Body if no specific designation has been made) within a maximum period of three (3) business days from the date on which the event triggering the obligation to report occurred. The Company will disclose such communications as required by BME Growth regulations.

Similarly, any shareholder who has achieved this Significant Participation in the Company’s share capital must inform the Administrative Body of any subsequent acquisition, regardless of the number of shares acquired.

Additionally, any person who is a holder of economic rights over Company shares, including those who hold indirect titles through financial intermediaries acting on behalf of others in their own name in the Company’s books, must also make the communications indicated in the previous sections (the “Significant Economic Rights Holder”).

1.2. Shareholder Agreements

If the Company’s shares are listed on BME Growth, shareholders must report any agreements regarding the Company, suspension, modification, extension, or termination of which could affect the exercise of voting rights or the transferability of their shares or securities that may be converted into shares of the Company.

The communications must be made to the Administrative Body or the person designated by the Company for this purpose (or to the secretary of the Administrative Body if no specific designation has been made) within a maximum period of three (3) business days from the date on which the event triggering the obligation to report occurred.

If the Company’s shares are listed on BME Growth, the Company will disclose these agreements as required by BME Growth regulations.

Article 13.- Exclusion of negotiation on BME GROWTH

In the event that, while the Company’s shares are listed on BME Growth, the General Meeting of shareholders adopts a resolution for exclusion from trading on BME Growth of shares representing the share capital if the favorable vote of some of the shareholders of the Company is required, the Company will be obliged to offer those shareholders the acquisition of their shares at a justified price according to the criteria provided in the applicable regulations for public purchase offers of securities in cases of exclusion from trading.

The Company will not be subject to the previous obligation when it requests the admission and listing of its shares on an official secondary Spanish market with simultaneous exclusion from trading on BME Growth.

TITLE III

COMPANY BODIES

Article 14.- Company Bodies

The Company will be governed by:

a) The General Meeting.

b) The Administrative Body.

GENERAL MEETING

Article 15.- General Meeting of Shareholders

The shareholders, constituted in a duly convened or universal General Meeting, will decide, by the majority legally or statutorily established, on matters within their competence.

All shareholders, including dissenters and those who have not participated in the meeting, will be subject to the agreements of the General Meeting, without prejudice to their right to challenge and separate under the terms set by Law.

Article 16.- Types of General Meetings and competence to convene them

General Meetings may be ordinary or extraordinary and must be convened by the Company’s Administrative Body.

The General Meeting of Shareholders shall meet:

a)	On an annual basis, within the first six months of each fiscal year, to approve the management of the previous fiscal year, approve the distribution of profits, if any, and decide on matters that are within the competence of the General Meeting, in accordance with the provisions established in the Capital Companies Law. However, the General Meeting, even if it has been convened as an Ordinary Meeting, may also deliberate and decide on any matter within its competence that has been included in the notice and comply with the provisions established in the Capital Companies Law.

b)	As an Extraordinary Meeting, in all other cases, convened by agreement of the Administrative Body, on its own initiative or at the request of shareholders representing at least 5% of the share capital, indicating in the request the matters to be addressed at the Assembly, following the procedure established in the Capital Companies Law.

In this case, the General Meeting must be convened within two months from the date on which the notarial request was made to the administrators to convene it, and it must include in the agenda the matters that were the subject of the request.

Article 17.- Competence to convene the Meeting, term, form, and content of the notice

17.1 Duty to convene:

The Administrative Body shall convene the General Meeting whenever it deems necessary or convenient for the social interests and, in any case, on the dates or periods determined by Law and the Bylaws.

Likewise, the Administrative Body shall convene the General Meeting when requested by one or several shareholders representing at least five percent (5%) of the share capital, stating in the request the matters to be addressed at the General Meeting. In this case, the General Meeting must be convened within two months from the date on which the notarial request was made to the Administrative Body to convene it, including in the agenda the matters that were the subject of the request.

17.2 Form and place of notice:

The General Meeting shall be convened by means of a notice published on the corporate website and, if it has not been established, in the Mercantile Registry. The announcement published on the corporate website of the Company shall remain accessible uninterruptedly from the date of the notice until the date of the General Meeting. Between the date of publication and the date set for holding the General Meeting, at least one month must elapse, except in cases where a shorter period is permitted by law.

17.3 Content of the notice:

The notice shall state the name of the Company, the date and time of the meeting, the agenda listing the matters to be addressed, and the position of the person or persons issuing the notice, all without prejudice to other circumstances legally required due to the specific content of the agenda. It shall also specify the form of holding (in-person or telematic) and, if applicable, the location of the meeting. In the case of a telematic meeting, the procedures and requirements that must be followed for registration and attendance, deadlines, methods for exercising shareholders’ rights provided by the administrators to ensure the proper development of the Meeting, and its reflection in the minutes shall be specified. It should also indicate the place, date, and time for a second meeting, if necessary, at least 24 hours must elapse between the first and second meetings.

The documentation that shareholders are entitled to review or obtain in connection with a General Meeting notice shall be made available on the Company’s website.

Notwithstanding the provisions of the preceding paragraphs, the General Meeting may be convened and any matter may be discussed without prior notice if the entire share capital is present, and attendees unanimously agree to hold the meeting, in accordance with Article 178 of the Capital Companies Law.

The provisions of this article shall remain in effect unless legal provisions establish different requirements for specific types of Meetings, in which case the specific requirements shall be observed.

Article 18.- Right to Information

Shareholders may request from the administrators, up to the seventh day before the scheduled date of the Meeting, any information or clarifications they deem necessary regarding the matters included on the agenda, or submit in writing any questions they consider relevant.

Additionally, during the General Meeting, shareholders of the Company may request verbally any information or clarification they consider necessary regarding the matters included on the agenda. If it is not possible to satisfy the shareholder’s right to information at that moment, pending information may be provided in writing within the seven days following the conclusion of the Meeting.

Administrators are obligated to provide the information referred to in the preceding paragraphs, except in cases where disclosing such information could, in the opinion of the Chairman, harm the Company’s interests. Information may also be withheld if it is not relevant for safeguarding shareholder rights, there are objective reasons to consider that it could be used for non-corporate purposes, or if its disclosure could harm the Company or its affiliates.

However, information may not be withheld when the request is supported by shareholders representing at least 25% of the share capital. In the event of abusive or harmful use of the requested information, the shareholders shall be liable for any damages caused.

Article 19.- Right to Attend and Representation

19.1 Right to Attend

All shareholders who are registered in the corresponding book-entry record at least five (5) days prior to the Meeting may attend the General Meeting. This can be demonstrated by the appropriate attendance card, a certificate issued by one of the legally authorized entities, or any other form accepted by law. Representation may be granted in written form, either physical or electronic, or by any other remote communication means that reliably guarantees the identity of the shareholder granting it. If not in a public document, the proxy must be specific to each Meeting.

If the Administrative Body so decides, shareholders may attend the General Meeting via videoconference or another equivalent technical system and cast their vote in real time.

Shareholders attending the General Meeting by these means will be considered, for all purposes, as present at the meeting itself. The meeting notice will indicate the possibility of attending via videoconference or an equivalent technical medium, specifying the method of connection and the locations where the necessary technical resources for attending and participating in the meeting will be available.

Members of the Administrative Body must attend General Meetings personally (either in person at the location of the General Meeting or remotely via videoconference or another equivalent technical system). However, the absence of any member for any reason shall not prevent the valid constitution of the General Meeting. The Chairman of the General Meeting may authorize the attendance of the Company’s executives, managers, and technical staff, as well as other persons interested in the proper conduct of the Company’s affairs, and may invite any individuals deemed appropriate. However, the General Meeting may revoke this authorization.

The Administrative Body may also decide that the General Meeting be held exclusively by electronic means, without the physical presence of shareholders or their representatives. The holding of a fully electronic Meeting is contingent upon ensuring the identity and legitimacy of the shareholders and their representatives, as well as the effective participation of all attendees in the meeting through appropriate remote communication means, such as audio or video, complemented by the option of written messages during the meeting. This allows shareholders to exercise their rights to speak, request information, make proposals, and vote in real time, and to follow the contributions of other attendees through the indicated means. To this end, the Administrative Body will implement the necessary measures according to the state of technology and considering the circumstances of the Company, especially the number of its shareholders.

For fully electronic General Meetings, the notice of the meeting will provide information on the procedures to be followed for registration and the preparation of the list of attendees, as well as for the exercise of their rights and the proper reflection in the minutes of the meeting’s proceedings. Attendance cannot be conditioned on registration more than one hour prior to the scheduled start of the meeting. Responses to shareholders or their representatives exercising their right to information during the meeting shall be governed by Article 182 of the Consolidated Text of the Capital Companies Law.

The fully electronic General Meeting shall be deemed held at the company’s registered office, regardless of the location of the Chairman of the General Meeting.

19.2 Right of Representation

Shareholders may attend General Meetings in person or be represented by another person, even if that person is not a shareholder, in accordance with the requirements set forth in Articles 184 and subsequent articles of the Capital Companies Law.

Without prejudice to the attendance of shareholder legal entities through individuals who hold representation, any shareholder entitled to attend may be represented at the General Meeting by another person, even if that person is not a shareholder.

Representation must be granted in writing and for each General Meeting specifically. This requirement will not apply if the representative is a spouse, ascendant, or descendant of the represented party, nor if the representative holds a general power of attorney granted in a public document with authority to administer all assets of the represented party within the national territory.

The Chairman of the General Meeting and the Secretary, unless otherwise indicated by the Chairman, shall have the broadest legal powers to accept the document evidencing representation. Representation is always revocable, and personal attendance at the General Meeting by the represented party or the casting of a remote vote shall be considered a revocation.

In any case, both for voluntary and legal representation, only one representative may be designated for the General Meeting.

The representation may include matters not listed in the meeting’s agenda, provided that their discussion is allowed by law.

Article 20.- Early Remote Voting at Convened General Meetings

Shareholders may cast their vote on the items or matters included in the agenda of a General Meeting by submitting it prior to the meeting. This can be done, in addition to any means established by applicable law, in writing, either physically or electronically (including email) or through any other remote communication method that reliably ensures the identity of the voting shareholder. In remote voting, the shareholder must indicate their vote separately for each item or matter on the agenda of the relevant Meeting. If no vote is indicated for one or more items, it will be understood that the shareholder abstains from voting on those items.

The early vote must be received by the Company at least 24 hours before the scheduled start of the Meeting. Until that time, the vote may be revoked or modified. After that time, the early remote vote may only be rendered ineffective by the shareholder’s personal or remote (telematic) attendance at the Meeting.

Article 21.- Meeting of the General Meeting

The General Meeting of Shareholders will be held in the locality of the registered office; it will be deemed constituted at the time specified in the notice, with the Chairman and Secretary of the Board of Directors acting in their roles, or, failing that, those appointed by the shareholders attending at the start of the meeting.

The Chairman will open and close the sessions, prepare the list of attendees, and grant the floor to all shareholders who request it verbally, in strict order.

Each share grants its holder the right to cast one vote.

Each item on the agenda will be subject to a separate vote. In any case, even if they are listed under the same agenda item, the following must be voted on separately:

●	The appointment, ratification, re-election, or removal of each member of the Administrative Body.

●	In amendments to the Bylaws, each article or group of articles with their own autonomy.

Article 22.- Quorum of the General Meeting. Adoption of Resolutions and Majorities

The General Meeting shall be validly constituted on the first call when shareholders, present or represented, hold at least 25% of the subscribed capital with voting rights. On the second call, the Meeting shall be validly constituted regardless of the capital present.

Resolutions of the General Meeting

The resolutions of the General Meeting shall be adopted by a simple majority of the votes of shareholders present or represented, and a resolution shall be considered adopted if it receives more votes in favor than against from the capital present or represented.

However, for the General Meeting, whether ordinary or extraordinary, to validly resolve on the issuance of bonds, capital increases or reductions, transformation, split, dissolution of the company due to the reason provided in Article 368 of the consolidated text of the Capital Companies Law, the approval of the budget, and, in general, any amendment to the bylaws, at least 50% of the subscribed capital with voting rights must be present or represented at the first call. At the second call, attendance of 25% of such capital will be sufficient. If the capital present or represented exceeds 50%, a simple majority will suffice. However, if shareholders representing 25% or more but less than 50% of the subscribed capital with voting rights are present at the second call, a favorable vote of two-thirds of the capital present or represented shall be required.

Article 23.- Minutes of the General Meeting of Shareholders

All resolutions adopted in the meetings of the General Meeting must be duly recorded in the corresponding minutes, which must be approved by the Meeting itself at the end of the session or, failing that, within a maximum period of fifteen days by the Chairman of the General Meeting and two shareholder auditors, one representing the majority and the other representing the minority. Corporate resolutions may be executed from the date of approval of the minutes in which they are recorded.

The Administrative Body may require the presence of a Notary to record the minutes of the Meeting, and they shall be obligated to do so if, at least five (5) days prior to the scheduled date of the Meeting, shareholders representing at least one percent (1%) of the share capital request it. In this case, the resolutions will only be effective if recorded in a notarial act. The notarial act shall not be subject to approval, will be considered the minutes of the Meeting, and may be executed from the date of its closure, with the notary’s fees being borne by the Company.

ADMINISTRATIVE BODY

Article 24.- Methods of Organizing the Administrative Body

The administration and representation of the company in and out of court are the responsibility of the Administrative Body.

By unanimous agreement of all shareholders in the granting of the founding deed or, subsequently, by resolution of the General Meeting, the Company may alternatively adopt any of the following forms of the administrative body:

●	A Sole Administrator, who will have exclusive authority for the administration and representation of the company;

●	Two Joint Administrators, who will act jointly;

●	A Board of Directors.

The representation extends to all acts included within the corporate purpose, with the broadest possible powers, to contract in general, perform all types of acts and transactions, whether obligatory or discretionary, ordinary or extraordinary administration, and full authority over all kinds of assets, money, movable and immovable property, securities, and commercial effects, except for those matters that are legally the responsibility of the General Meeting.

Any agreement to change the method of organizing the administration of the Company shall constitute an amendment to the Bylaws and must be adopted by the majority required in the General Meeting of Shareholders as stipulated in these Bylaws.

Article 25.- Duration and Compensation of the Position

The administrators or, as the case may be, directors shall hold their position for a period of six (6) years, and they may be re-elected for the position one or more times for terms of equal duration. It is not required to be a shareholder to be appointed as a director.

The position of administrator or director shall be compensated. The compensation shall consist of a fixed annual amount payable in cash. The maximum annual remuneration for all administrators, in their capacity as such, must be approved by the General Meeting and will remain in effect until its modification is approved. Unless otherwise determined by the General Meeting, the distribution of compensation among the different administrators shall be decided by mutual agreement of the administrators or, in the case of the Board of Directors, by its decision, taking into consideration the functions and responsibilities assigned to each director.

In the event that the shares are listed on BME Growth, the administrators or directors may, with prior authorization from the General Meeting under the established legal requirements, receive compensation through the delivery of shares, stock options, or other remuneration methods linked to the stock’s market value. The implementation of these systems must be approved by the General Meeting, which will determine the reference value of the shares, the duration of the system, and all relevant conditions.

The Company may take out civil liability insurance to cover administrators, directors, and executives. Additionally, administrators or directors may receive compensation for services or work not related to their functions as directors.

If a Board of Directors exists, any director performing executive functions shall be entitled to receive compensation for their executive duties.

responsibilities as provided in the contract executed for this purpose between the director and the Company. This contract must be approved in advance by the Administrative Body with the favorable vote of two-thirds of its members, and the affected director must abstain from attending the deliberation and participating in the vote.

The director may not receive any compensation for performing executive functions unless the amounts or terms are specified in the contract. The contract must comply with the compensation policy approved by the General Meeting of shareholders.

In particular, the director with executive functions will receive compensation for this role, in recognition of their special dedication to the management and administration of the Company.

This compensation may consist of a fixed cash portion, a variable portion based on the achievement of objectives, in-kind benefits such as life, health, or liability insurance, or the provision of a company vehicle, as well as the possibility of entitlement to severance pay in the event of termination of their functions and compensation for non-compete agreements.

If any of the administrators or directors provide services to the Company in roles to which they have been appointed, such as General Director, Managing Director, Attorney-in-fact, or through professional work of any kind within the Company, the compensation they receive for such roles will be based on the work they perform and not due to their role as director, which is entirely independent.

Article 26.- Board of Directors

If the Company is governed by a Board of Directors, it shall be composed of a minimum of three (3) and a maximum of twelve (12) members. Directors will be categorized as executive directors or non-executive directors. In the latter category, they may be classified as proprietary, independent, or other external directors. These terms will have the meanings attributed to them by current legislation and, if applicable, as defined in the Board of Directors’ Regulations.

Except in cases expressly permitted by applicable law, the General Meeting shall appoint directors, and it is not required that they be shareholders of the Company for this purpose.

The Board of Directors may hold its meetings at the registered office or at any other location, following the procedure established in Article 246 of the Capital Companies Law. These meetings shall be held on a regular basis at least once every three (3) months or whenever the Chairman considers it necessary for the proper functioning of the Company.

Directors representing at least one-third of the members of the Board shall have the authority to call a Board meeting, indicating the agenda for discussion at the location where the registered office is located. If the Chairman, without valid cause, has not called the meeting within one (1) month, this authority may be exercised.

The meeting notice shall be published on the Company’s corporate website, specifying the day, time, and exact location of the meeting, as well as the agenda. At least 72 hours must elapse between the time of the notice and the date of the meeting.

If a private area of the corporate website has been created for the Board of Directors, the notice will be sent by posting it in an electronic format in said area, which will only be accessible to each Board member through the identification system. An electronic email will be sent to each director alerting them of the insertion of this notice. The Board of Directors will be validly constituted when half of its members, present or represented, are in attendance.

However, the Board shall be validly constituted without a call when all directors are present and unanimously agree to hold the meeting.

The Chairman will preside over the session and grant the floor to attendees, except in cases where a different voting regime has been established; resolutions shall be adopted by a majority vote of the directors present or represented. In the event of a tie, the Chairman shall have the casting vote.

The Board of Directors shall appoint a Chairman and, if deemed appropriate, one or more Vice Chairmen, along with a Secretary who may or may not be a director, to attend Board meetings in a consultative role, though without voting rights unless the Secretary is also a director. A Vice Secretary may also be appointed.

The Board’s discussions and resolutions shall be recorded in a Minutes Book, signed by the Chairman or, if unavailable, the Vice Chairman, and the Secretary, or if absent, the Vice Secretary.

The Secretary will maintain the Company’s books and ensure compliance with legal requirements for convening General Meetings and Board meetings, fulfilling the obligations of information to shareholders and keeping a record of all notices issued.

Directors must attend Board meetings in person; if unable, they may be represented by another director. The Board may also invite any employees or experts to meetings if it deems their presence necessary for the matters under discussion. As long as no director objects, there is also the possibility of holding meetings in writing without a session.

Directors may only be represented at meetings by another director. The representation must be granted specifically for each meeting by any means established by law or in writing, either physically or electronically, or any other remote communication method that reliably ensures the identity of the director granting the proxy, directed to the Chairman.

Representation is always revocable and will automatically be revoked by the personal or telematic attendance of the represented director at the meeting, or by remote voting, either before or after granting the proxy. In cases where multiple representations are granted, the most recent one will prevail.

Article 27.- Delegation of Powers and Establishment of Committees

The Board of Directors, without prejudice to its authority to delegate powers to third parties, shall have the power to appoint one or several executive directors or Executive Committees, defining the scope, limits, and modalities of the delegation.

The permanent delegation of powers of the Board of Directors to an Executive Committee or to one or more delegated directors, and the appointment of directors to occupy such roles, will require the favorable vote of two-thirds (2/3) of the members of the Board of Directors. These appointments must be registered in the Mercantile Registry and formalized in a public document, in accordance with Article 249 of the Capital Companies Law.

Powers related to the preparation of annual accounts and their submission to the General Meeting, as well as those powers that the General Meeting cannot delegate to the Board of Directors, cannot be delegated, unless the law expressly allows their sub-delegation. Additionally, powers whose delegation is prohibited by law shall be deemed non-delegable.

Article 28.- Audit Committee

If the Company’s shares are traded on BME Growth, the Board of Directors shall be obligated to establish and maintain a permanent internal Audit Committee. This committee shall consist of a minimum of three and a maximum of five members, appointed by the Board of Directors from among the non-executive directors.

The majority of the members of this Committee shall be independent, and at least one of them shall be appointed based on their knowledge and experience in accounting, auditing, or both.

The Chairman of the Audit Committee shall be appointed from among the independent directors.

The Chairman of the Audit Committee shall be selected from among the independent directors who are part of it, and their term shall last four years, after which they may be re-elected once for an additional term of one year.

The Audit Committee shall have, at a minimum, the following responsibilities:

a) To inform the General Meeting on matters arising within its scope of competence.

b) To supervise the effectiveness of the Company’s internal control, if any, and risk management systems, including tax risks. Additionally, to consult with the auditors or audit firms on significant weaknesses identified in the internal control system during the audit.

c) To supervise the process of preparing and presenting regulated financial information.

d) To make recommendations to the Board of Directors concerning the selection, appointment, reappointment, and replacement of the auditor, as well as the terms of their engagement. Additionally, to assess the auditor’s independence and verify the quality of the audit plan and its execution.

e) To maintain appropriate communication with the auditors or audit firms to receive information on matters that may jeopardize their independence and any other matters related to the audit process. Furthermore, to require the auditors to provide a confirmation statement of their independence annually, along with detailed information on any additional services provided and the corresponding fees.

f) To issue an annual report, prior to the issuance of the audit report, expressing an opinion on the independence of the auditors. This report shall assess the provision of additional services in relation to the independence regime or regulations.

g) To report to the Administrative Body in advance on related party transactions, the financial information that the Company is periodically required to disclose, the creation or acquisition of special purpose entities or entities located in tax havens, as well as any significant transactions of a fiscal nature.

TITLE IV

FISCAL YEAR AND DISTRIBUTION OF PROFITS

Article 29.- Fiscal Year

The fiscal year shall have a duration of one (1) year and shall begin on January 1 and end on December 31 of each year.

Article 30.- Annual Accounts

Annually, as of December 31 of each year and within the legally established deadlines, the Administrative Body shall prepare the Annual Accounts, the Management Report, and the Proposed Application of Results, as well as, where applicable, the Consolidated Annual Accounts and the Consolidated Management Report.

The Annual Accounts and Management Report must be signed by all directors. If the signature of any director is missing, each missing signature shall be indicated in the documents with an explanation of the cause.

The Annual Accounts shall include the Balance Sheet, Income Statement, Statement of Changes in Net Equity, Statement of Cash Flows, and Notes to the Financial Statements. These documents, taken as a whole, shall provide a true and fair view of the Company’s assets, financial situation, and results in accordance with applicable legislation.

The structure and content of the documents that comprise the Annual Accounts shall conform to the formats established by regulation.

In matters of auditing, the provisions of the laws shall apply.

Article 31.- Availability of Profits and Mandatory Reserve Constitution

Subject to the observance of legal provisions on mandatory reserves, liquid profits shall be allocated to purposes deemed appropriate by the General Meeting, upon proposal by the Administrative Body, while adhering to applicable legal norms.

Article 29.- Fiscal Year

The fiscal year shall have a duration of one (1) year and shall begin on January 1 and end on December 31 of each year.

Article 30.- Annual Accounts

Annually, as of December 31 of each year and within the legally established deadlines, the Administrative Body shall prepare the Annual Accounts, the Management Report, and the Proposed Application of Results, as well as, where applicable, the Consolidated Annual Accounts and the Consolidated Management Report.

The Annual Accounts and Management Report must be signed by all directors. If the signature of any director is missing, each missing signature shall be indicated in the documents with an explanation of the cause.

The Annual Accounts shall include the Balance Sheet, Income Statement, Statement of Changes in Net Equity, Statement of Cash Flows, and Notes to the Financial Statements. These documents, taken as a whole, shall provide a true and fair view of the Company’s assets, financial situation, and results in accordance with applicable legislation.

The structure and content of the documents that comprise the Annual Accounts shall conform to the formats established by regulation.

In matters of auditing, the provisions of the laws shall apply.

Article 31.- Availability of Profits and Mandatory Reserve Constitution

Subject to the observance of legal provisions on mandatory reserves, liquid profits shall be allocated to purposes deemed appropriate by the General Meeting, upon proposal by the Administrative Body, while adhering to applicable legal norms.

TITLE V

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 32.- Dissolution

The Company shall be dissolved for any of the causes established in the Capital Companies Law.

Article 34.- Liquidation

Once the Company is dissolved, the phrase “in liquidation” shall be added to its name, and the General Meeting shall appoint one or more liquidators to carry out the liquidation process in accordance with the applicable legal provisions shall assume the responsibilities and functions established by the Capital Companies Law to carry out the liquidation process.

Article 35.- Termination

Once all liquidation operations stipulated in the Capital Companies Law are completed and upon approval of the corresponding agreement by the General Meeting, the liquidators shall proceed to formalize the public deed of termination. This deed must contain all the declarations required by Article 395 of the Capital Companies Law.

TITLE VI

GENERAL PROVISIONS

Article 36.- Authorization of the Administrative Body

The Administrative Body is fully authorized to carry out the provisions of these Bylaws regarding private areas of the corporate website, proxy delegation, remote voting, telematic attendance at Meetings, and, in general, everything related to communications through these electronic means between shareholders, directors, and the Administrative Body. In particular, it may adapt identification methods for shareholders and directors in their interactions with the Company to the technological changes that may arise. The exercise of this authority by members of the Administrative Body shall be communicated to shareholders.

Article 37.- Data Protection

In compliance with the regulations on data protection, the personal data of shareholders, directors, and members of the Administrative Body shall be incorporated into the corresponding files, automated or not, created by the Company, to facilitate the management of obligations and rights inherent to their roles, including administration, as well as, where applicable, on the corporate website, as provided in the Bylaws. This data may also be used for the purpose of verifying identity. Data will be retained for as long as necessary for the fulfillment of these responsibilities.

Article 38.- Legal Compliance

The Company is governed by these Bylaws and, in matters not provided for herein, by the provisions of Royal Legislative Decree 1/2010, of July 2, which approves the consolidated text of the Capital Companies Law and other applicable provisions. Any references to the “Capital Companies Law” in these Bylaws shall be understood as references to the aforementioned consolidated text of the Capital Companies Law.